Exhibit 5.1

	Goodwin Procter LLP	T:212.813.8800
	Counselors at Law	F:212.355.3333
GOODWIN PROCTER	599 Lexington Avenue	goodwinprocter.com
New York, NY 10022

April __, 2004
DOV Pharmaceutical, Inc.
Continental Plaza
433 Hackensack
Plaza Hackensack, NJ 07601

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

In accordance with Item 601(b)(5) of Regulation S-K, we are furnishing this opinion to you in our capacity as counsel to DOV Pharmaceutical, Inc. (the “Company”) in connection with the preparation of a registration statement on Form S-1 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale of up to 666,667 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (“Common Stock”), by the selling stockholder named therein. The Shares were issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of March 29, 2004 by and between the Company and the selling stockholder. We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

In connection with the opinions expressed below, we have been furnished with and have examined originals, or copies certified or otherwise identified to our satisfaction, of the Securities Purchase Agreement, the Registration Rights Agreement, the Company’s Fourth Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated By-Laws, each as presently in effect, the Registration Statement and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purpose of this opinion (collectively, the “Transaction Documents”).

We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based upon the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable shares of Common Stock.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May 1998).

The opinions expressed herein are being furnished to you solely for your benefit in connection with the Registration Statement, and may not be used or relied upon by you for any other purpose. This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion after the date hereof. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP

GOODWIN PROCTER LLP